Exhibit 10.22

Strategic Cooperation Agreement

Name of Party A: D & J Industries (Hong Kong) Company Limited

Address of Party A: Room 2304, 23/F, Saxon Tower, 7 Cheung Shun Street, Lai Chi Kok, Hong Kong

Contact Information of Party A: (852) 2342 3101	(852) 2342 5122

Name of Party B: Enlighten Garment Co., Ltd.

Address of Party B: Room 506, Block 3, 7 Hecun Industrial Second Road, Dashi Street, Panyu District, Guangzhou City

Contact Information of Party B: 18929011811

1.	Cooperation Purpose

In order to fully utilize the resources of both parties, enhance the efficiency of supply chain management, and ensure the timely fulfillment of customer orders, Parties A and B agree to establish a long-term, stable strategic cooperation relationship based on fairness, impartiality, and mutual benefit, focusing on the resources and advantages of both parties.

2.	Cooperation Content

Parties A and B agree that during the term of the agreement (Agreement Term: from November 20, 2020, to November 20, 2030), Party A, as the order recipient, shall be responsible for obtaining order requirements from customers and transmitting purchase requests to Party B; Party B, as the supplier, shall be responsible for shipping and customs clearance, ensuring that the goods are delivered to the specified location of Party A on time for shipment to customers.

3.	Cooperation Process

3.1	Order Reception

Customers place orders with Party A. Party A shall be responsible for communicating with customers regarding order requirements, confirming product specifications, quantities, and delivery times.

3.2	Purchase Request

Upon receiving customer orders, Party A shall send purchase requests to Party B, including product details, delivery times, delivery locations, etc.

3.3	Shipping and Customs Clearance

Party B shall be responsible for preparing the goods, completing export customs clearance within the specified delivery period, and ensuring timely delivery of the goods. Party B must ensure that the product quality meets the contractual requirements and, if necessary, provide relevant certificates of conformity or inspection reports.

3.4	Product Delivery

After completion of customs clearance, Party B shall deliver the goods to the designated location of Party A. Party A shall inspect the goods upon receipt and notify Party B in writing within 3 working days in case of any quality or quantity issues.

3.5	Customer Shipment

Upon acceptance and inspection of the goods, Party A shall send the products to customers and be responsible for logistics arrangements, distribution, and after-sales services.

3.6	Fund Settlement

Party A shall make payments for purchases to the designated account of Party B as agreed upon.

4.	Rights and Obligations of Both Parties

4.1	Rights and Obligations of Party A

4.1.1	Responsible for communicating with customers regarding orders to ensure that customer requirements are fully and accurately conveyed to Party B.

4.1.2	Conduct inspections after goods are delivered to ensure compliance with agreed quantities and quality.

4.1.3	Provide logistics tracking and after-sales support during the order distribution process and be accountable for customer satisfaction.

4.2	Rights and Obligations of Party B

4.2.1	Responsible for stocking, export customs clearance, and transportation of products according to Party A’s purchase requests to ensure product quality and delivery schedules.

4.2.2	Provide products that meet requirements to Party A and ensure that the quality of goods complies with contractual requirements.

4.2.3	Timely feedback to Party A on production and logistics situations to ensure on- time delivery to customers.

5.	Confidentiality

5.1	Confidentiality Obligation

Both parties undertake to keep technical, commercial information, and other proprietary data confidential during the cooperation and shall not disclose it to third parties without written consent, except as required by law or regulatory authorities.

The confidentiality obligations of both parties shall remain effective for a period of 3 years after the termination of this agreement.

6.	Breach of Contract Liability

If either party violates the terms of this agreement, resulting in the inability to carry out normal cooperation, they shall bear corresponding compensation liability. The compensation amount shall be calculated based on actual losses.

7.	Risk Management and Dispute Resolution

7.1	Risk Management

Both parties shall regularly assess and communicate project risks, taking necessary measures to reduce potential risks in the cooperation.

7.2	Dispute Resolution

Any disputes arising from this agreement shall be resolved amicably through friendly negotiation between the parties. If negotiation fails, the dispute shall be submitted to the judicial authority in the jurisdiction where Party A is located for mediation or litigation.

8.	Termination and Amendment of the Agreement

8.1	Termination of the Agreement

This agreement may be renewed or terminated upon expiration or mutual agreement between the two parties. If one party violates the agreement and fails to correct it after being notified, the other party has the right to unilaterally terminate the agreement and pursue breach of contract liability.

8.2	Amendment of the Agreement

Any modifications to this agreement must be confirmed and signed by both parties in writing through a supplementary agreement. Modifications made without written consent shall be deemed invalid.

9.	Other Provisions

Any matters not covered herein shall be negotiated by both parties separately and confirmed in writing through an additional agreement.

This agreement is made in duplicate, with each party holding one copy, and holds equal legal validity.

Company Seal of Party A:	Company Seal of Party B:
[Seal of D & J Industries (Hong Kong) Company Limited]	[Seal of Enlighten Garment Co., Ltd.]

Date: November 20, 2020

Translated by Mergon Creative Limited on 30 May 2025